Exhibit 10.49

SECOND AMENDMENT TO PURCHASE AND SALE CONTRACT

            This Second Amendment to Purchase and Sale Contract (this “Amendment”) is made as of August 6, 2009 between CENTURY PROPERTIES GROWTH FUND XXII, LP, a Delaware limited partnership ("Seller") and AUTUMN RUN APARTMENTS, LLC (“Purchaser”).

W I T N E S S E T H:

            WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Contract, dated as of July 15, 2009, with respect to the sale of certain property described therein (as amended by that certain First Amendment to Purchase and Sale Agreement, dated August 5, 2009, collectively, the “ Agreement”); and

            WHEREAS, Sellers and Purchaser desire to amend certain provisions of the Agreement.

            NOW, THEREFORE, in consideration of the mutual covenants herein contained, the sum of $10.00 and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.      Capitalized Terms.     Capitalized terms used in this Amendment shall have the meanings given to them in the Agreement, except as expressly otherwise defined herein.

2.      Closing Credit.           Notwithstanding any provision of the Agreement to the contrary, at the Closing, Seller shall provide to Purchaser a credit against the Purchaser Price in the amount of One Hundred Fifty Thousand  Dollars ($150,000.00) in connection with certain deferred maintenance and repairs at the Property.

3.      Additional Deposit.    Notwithstanding anything to the contrary contained in Section 2.2.2 of the Agreement, concurrently with the execution of this Amendment, Purchaser shall deliver to Escrow Agent the Additional Deposit by wire transfer of Good Funds.

4.      Right to Terminate.  Purchaser's right to terminate the Agreement pursuant to Section 3.2 thereof is hereby permanently waived, and Purchaser shall have no further right to terminate the Agreement pursuant to the terms of said Section 3.2.  Purchaser acknowledges and agrees that it has completed its due diligence investigations of the Property and accepts the Property (including, without limitation, the physical and financial condition of the Property) as of the date of this Amendment in its current “as is”, “where is” condition, “with all faults”, and Purchaser’s obligation to purchase the Property shall be conditional only as provided in Section 4.5.9 and Section 8.1 of the Agreement.

5.      Loan Assumption Approval Period.  The Loan Assumption Approval Period, set forth in Section 4.5.9 of the Agreement, is hereby extended to 5:00 pm (EST) on September 11, 2009.

6.      Miscellaneous.           This Amendment (a)  supersedes all prior oral or written communications and agreement between or among the parties with respect to the subject matter hereof, and (b) may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute a single instrument and may be delivered by facsimile transmission, and any such facsimile transmitted Amendment shall have the same force and effect, and be as binding, as if original signatures had been delivered.  As modified hereby, all the terms of the Agreement are hereby ratified and confirmed and shall continue in full force and effect.

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            IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year hereinabove written.

Seller:

CENTURY PROPERTIES GROWTH FUND XXII, LP, a Delaware limited partnership

By:  FOX PARTNERS IV, a California general partnership, its general partner

By:  FOX CAPITAL MANAGEMENT CORPORATION, a California corporation, its general partner

By:  /s/John Spiegleman

Name:  John Spiegleman

Title:  Senior Vice President

Purchaser:

AUTUMN RUN APARTMENTS, LLC, an Illinois limited liability company

By:  10 BOULEVARD LLC, a New York limited liability company, its sole member

By:  /s/ Peter S. Fazio
Name: Peter S. Fazio
Title:  Managing Member